Exhibit 23.4

CONSENT OF ROBERT VAN EGMOND

The undersigned hereby consents to the inclusion in this preliminary and the subsequent definitive Proxy Statement on Schedule 14A of Contango ORE, Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto, and the incorporation by reference into Registration Statements on Form S-3 (No. 333-280509 and No. 333-283285) and Form S-8 (No. 333-172448, No. 333-222117, No. 333-235865, No. 333-268379 and No. 333-275601) of the Company, of references to, and certain technical and scientific information derived from, him as a non-independent qualified person.

Dated: January 9, 2026

/s/ Robert van Egmond
Robert van Egmond